Exhibit 99.1

MicroVision Announces First Quarter 2011 Results

REDMOND, Wash.--(BUSINESS WIRE)--May 5, 2011--MicroVision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display technology, today announced its operating and financial results for the first quarter of 2011.

“During the quarter we made solid progress on our three primary objectives for this year,” stated Alexander Tokman, president and CEO. “The direct green PicoP engine development has been progressing and has not been disrupted by the recent disaster in Japan. Our ground work implemented in late 2010 on enhancing product distribution channels, introducing a new product, and simplifying operations has already paid dividends through increased revenue and lower cash usage than the fourth quarter of 2010.”

Notable business developments during the quarter include:

  Continued advancement of the next-generation direct green laser PicoP® display engine despite the recent events in Japan. Both MicroVision and Pioneer have been devoting substantial resources to the joint development of key components of MicroVision’s next-generation direct green laser PicoP engine. Commercial launch of a direct green PicoP display engine is planned for the first half of next year.
  Product revenue more than doubled from the fourth quarter of 2010 from increased sales of the SHOWWX™ line of pico projectors.
  Decreased cash used in operations by 28% compared to the fourth quarter of last year. This reduction is in line with the company’s target of reducing 2011 cash used in operations by 40% from 2010. The company anticipates cash used in operations will continue to decrease during the remainder of 2011 as the impact of changes made early in the first quarter take full effect.
  The company opened a research and development center at Singapore’s Nanyang Technological University to further innovation and as a cost-effective means for expanding its global research and development initiatives. The company chose NTU because of the breadth of science and technology expertise found at NTU and its centralized location in Asia.

Financial Results

The following financial results are for the three months ended March 31, 2011, compared to the same period one year earlier.

  Revenue was $1.1 million, compared to $668,000 a year ago, primarily from increased sales of the company’s accessory laser pico projectors.
  Operating loss was $9.0 million, compared to $9.5 million for the same quarter a year ago.
  Net loss was $9.0 million, or $0.09 per share, compared to $9.1 million, or $0.10 per share for the same quarter a year ago.

Backlog was $1.5 million as of March 31, 2011. The OEM customer who in 2010 placed orders of $11.9 million for the PicoP display engine has delayed its product launch to the second half of 2011. This has introduced additional uncertainty about the commercialization ramp of the customer’s high-end media player. Consequently, MicroVision has removed these orders from its backlog until more information regarding the timing and quantity of engine deliveries can be established.

Cash used in operations was $8.1 million during the quarter ended March 31, 2011, compared to $11.2 million for the fourth quarter of 2010. Cash and cash equivalents were $14.5 million as of March 31, 2011, which includes $3.1 million in cash raised during the first quarter through the company’s 2010 equity financing facility.

Conference Call

The company will host a conference call today to discuss its first quarter 2011 results and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 866-362-4829 (for U.S. participants) or 617-597-5346 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 76869564. The call will also be broadcast over the Internet and can be accessed from the company's web site at www.microvision.com/investors. The webcast and information needed to access the telephone replay will be available through the same link approximately one hour after the conference call concludes.

About MicroVision

MicroVision provides the PicoP® display technology platform designed to enable next-generation display and imaging products for pico projectors, vehicle displays and wearable displays that interface with mobile devices. The company’s projection display engine uses highly efficient laser light sources which can create vivid images with high contrast and brightness. For more information, visit us on:

Our company website: www.microvision.com

Our corporate blog: www.microvision.com/displayground

Twitter: www.twitter.com/microvision

Facebook: www.facebook.com/MicrovisionInc

YouTube: www.youtube.com/mvisvideo

MicroVision, SHOWWX, SHOWWX+ and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to future product development and operating results and those using words such as “anticipate,” “target” and “plan” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; our or our customers' failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Microvision, Inc.

Balance Sheet
(In thousands)
(Unaudited)

	March 31,	December 31,
	2011	2010

Assets
Current Assets
Cash and cash equivalents	$14,469	$19,413
Investment securities, available-for-sale	12	13
Accounts receivable, net of allowances	880	1,116
Costs and estimated earnings in excess of billings on uncompleted contracts	123	137
Inventory	5,423	6,075
Current restricted investments	306	306
Other current assets	477	564
Total current assets	21,690	27,624

Property and equipment, net	3,843	4,169
Restricted investments	1,019	1,189
Intangible assets	2,186	2,233
Other assets	30	18
Total assets	$28,768	$35,233

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$6,808	$7,665
Accrued liabilities	4,305	4,135
Billings in excess of costs and estimated earnings on uncompleted contracts	47	81
Current portion of capital lease obligations	37	40
Current portion of long-term debt	87	85
Total current liabilities	11,284	12,006

Capital lease obligations, net of current portion	105	114
Long-term debt, net of current portion	137	159
Deferred rent, net of current portion	600	697
Other long-term liabilities	330	424
Total liabilities	12,456	13,400

Commitments and contingencies	-	-

Shareholders' Equity
Common stock at par value	105	102
Additional paid-in capital	404,305	400,791
Accumulated other comprehensive loss	(31)	(30)
Accumulated deficit	(388,067)	(379,030)
Total shareholders' equity	16,312	21,833
Total liabilities and shareholders' equity	$28,768	$35,233

Microvision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended March 31,
	2011	2010

Contract revenue	$233	$298
Product revenue	886	370
Total revenue	1,119	668

Cost of contract revenue	299	128
Cost of product revenue	2,240	1,159
Total cost of revenue	2,539	1,287

Gross margin	(1,420)	(619)

Research and development expense	4,327	4,998
Sales, marketing, general and administrative expense	3,299	3,888
Gain on disposal of fixed assets	(7)	-
Total operating expenses	7,619	8,886

Loss from operations	(9,039)	(9,505)

Interest income	15	29
Interest expense	(13)	(17)
Gain on derivative instruments, net	-	395
Other expense	-	(19)

Net loss	$(9,037)	$(9,117)

Net loss per share - basic and diluted	$(0.09)	$(0.10)

Weighted-average shares outstanding - basic and diluted	102,697	88,693

CONTACT:
Investors:
MicroVision, Inc.
Tiffany Bradford, 425-882-6629
or
Media/PR:
Edelman
Callie Snyder, 503-471-6816